FOR IMMEDIATE RELEASE

RENAISSANCE ACQUISITION CORP.

ANNOUNCES SEPARATE TRADING OF COMMON STOCK AND WARRANTS

Pompano Beach, Florida, February 14, 2007 -- Renaissance Acquisition Corp. (the "Company") (AMEX: RAK.U) announced today that, commencing with the opening of trading on February 15, 2007, the common stock and warrants included in the Company's outstanding 15,600,000 units will commence separate trading on the American Stock Exchange. Holders of units may elect to trade the component shares of common stock and warrants separately. Those units not separated will continue to trade on the American Stock Exchange under the symbol RAK.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols RAK and RAK.WS, respectively.

Renaissance Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company's efforts to identify a prospective target business will not be limited to a particular industry, although it intends to focus its efforts on acquiring an operating business. The Company completed its initial public offering of 15,600,000 units on February 1, 2007 (subject to the exercise by underwriter of its overallotment option) and this separate trading is as provided for under the terms of the offering.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to complete a business combination and those other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact Information:
Renaissance Acquisition Corp.
Mark Seigel, Treasurer
50 East Sample Road, Suite 400
Pompano Beach, Florida 33064
Tel: (954) 784-3031